Exhibit (g)(13)



                                December 3, 2001


State Street Bank and Trust Company
1776 Heritage Drive
Fiduciary Control 42N
North Quincy, MA  02171

Re:  CDC Nvest Jurika & Voyles Relative Value Fund

Gentlemen:

      This is to advise you that CDC Nvest Funds Trust I (the "Trust") has established a new series of shares, CDC Nvest Jurika & Voyles Relative Value Fund. In accordance with the Additional Funds provisions in Section 17 of the Custodian Contract dated April 12, 1988 as amended June 15, 2001 between the Trust and State Street Bank and Trust Company and the provisions of Section 1.01 of the Sub-Transfer and Service Agreement between CDC IXIS Asset Management Distributors, L.P. and State Street Bank, the Trust and CDC IXIS Asset Management Distributors, L.P. hereby requests that you act as Custodian and Sub-Transfer Agent for the new series under the terms of the respective contracts effective December 3, 2001. A revised Exhibit A to the Sub-Transfer and Service Agreement is attached to this letter.

Acknowledged and Agreed to this 1st day of March, 2002

By:    /s/ John T. Hailer
       ------------------------
       John T. Hailer
       President
       CDC Nvest Funds Trust I
       CDC IXIS Asset Management Distributors, L.P.


By:    /s/ Joeseph L. Hooley
       ------------------------
       Executive Vice President
       State Street Bank and Trust Company